UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
DATE OF REPORT: June 29, 2007
(Date of earliest event reported)
InterMune, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-29801	94-3296648
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3280 BAYSHORE BLVD., BRISBANE, CALIFORNIA	94005
(Address of principal executive offices)	(Zip Code)
(415) 466-2200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Termination Agreement for the Actimmune® Supply Agreement.
On June 6, 2007, InterMune, Inc. (“InterMune”) entered into a termination agreement (“Termination Agreement”) with Boehringer Ingelheim Austria GmbH (“BI Austria”). The Termination Agreement provides for the termination of the existing supply agreement dated January 27, 2000, as amended, for the clinical and commercial supply of Actimmune® conditioned upon and coincident with the entry by InterMune and BI into a new agreement for the clinical and commercial supply of Actimmune®. In consideration of the entry by BI Austria into the new supply agreement (as described in more detail below), the corresponding termination of the existing supply agreement, and the entry into the Termination Agreement, InterMune will pay to BI Austria the net amount of approximately $5.5 million. This net amount is derived in part by crediting against the lump sum amount owed to BI Austria under the Termination Agreement the approximate $4.5 million previously paid by InterMune to BI Austria pursuant to Amendment No. 4 of the existing supply agreement dated December 21, 2006. Pursuant to the Termination Agreement and new supply agreement, InterMune eliminates approximately $91.6 million in future purchase commitments for Actimmune® under the existing supply agreement for the years 2007 to 2012.
Entry into new Actimmune® Supply Agreement
On June 29, 2007, InterMune and BI Austria entered into a new agreement for the clinical and commercial supply of Actimmune (“Supply Agreement”). Under the terms of the new Supply Agreement, InterMune is not required to make any minimum annual purchase commitments and BI Austria is not required to commit to reserving any minimum annual capacity for the manufacture of Actimmune®. On a going forward basis, the product will be purchased based upon a rolling forecast. The new Supply Agreement is effective as of June 29, 2007 and will expire on December 31, 2012. If BI Austria is not able to supply all of InterMune’s requirements for Actimmune®, InterMune may choose an additional manufacturer. However, InterMune is not entitled to seek such a secondary source until BI Austria has informed InterMune of its unwillingness or inability to meet InterMune’s requirements. Either party has the right to terminate the Supply Agreement if the other party materially breaches its obligations thereunder. In addition, InterMune has the right to terminate the Supply Agreement immediately in the event that health authorities prevent distribution of Actimmune® for all indications.
The description of the terms and conditions of the Termination Agreement and the new Supply Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Termination Agreement and new Supply Agreement, respectively, both of which will be filed as exhibits (or incorporated by reference therein) to the Corporation’s periodic or current report pursuant to the Securities Exchange Act of 1934, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on the date indicated.

Dated: July 6, 2007

INTERMUNE, INC.
(Registrant)

By:	/s/ Daniel G. Welch President and Chief Executive Officer